Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kaman Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑116371, and 333-66183) on Form S-8, (No. 333-127649) on Form S-4, and (No. 333-160244) on Form S-3 of Kaman Corporation of our reports dated February 25, 2013, with respect to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10‑K of Kaman Corporation.
Our report dated February 25, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Kaman Corporation and subsidiaries' internal control over financial reporting as of December 31, 2012, Zeller Corporation and Florida Bearings, Inc. (collectively “the acquired companies”, which were acquired in 2012) internal control over financial reporting associated with total assets of 7% and total revenues of 1% in the consolidated financial statements of Kaman Corporation and subsidiaries as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of Kaman Corporation and subsidiaries also excluded an evaluation of the internal control over financial reporting of the acquired companies.

(signed) KPMG LLP

Hartford, Connecticut
February 25, 2013